Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of BHP Billiton Finance (USA) Limited and BHP Group Limited for the registration of debt securities and to the incorporation by reference therein of our reports dated 22 August 2025, with respect to the consolidated financial statements of BHP Group Limited, and the effectiveness of internal control over financial reporting of BHP Group Limited, included in its Annual Report (Form 20-F) for the year ended 30 June 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Melbourne, Australia

29 August 2025